UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2005

International Steel Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-31926	71-0871875

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9000
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:
(330) 659-9100

N.A.

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[	]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[	]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[	]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[	]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

     On April 12, 2005, International Steel Group Inc., a Delaware corporation (the “Company”), terminated its Credit and Guaranty Agreement, dated as of May 7, 2003 (the “Agreement’), as amended, by and among the Company and certain subsidiaries of the Company, as guarantors, certain subsidiaries of the Company, as borrowers, the lenders party thereto, UBS Securities LLC, as joint lead arranger and joint bookrunner, UBS AG, Stamford Branch, as administrative agent, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner and syndication agent, The CIT Group/Business Credit, Inc., as collateral agent, Fleet Capital Corporation, as co-documentation agent and LaSalle Bank National Association, as co-documentation agent.

     Prior to its termination, the Agreement provided for credit facilities that were collateralized by inventory, accounts receivable, real property and capital stock. The credit facilities consisted of a three-year $350 million revolving credit facility, a two-year $250 million tranche A term loan facility and a four-year $400 million tranche B term loan facility. The tranche A term loan was repaid in full during 2003. The $266.8 million outstanding on the tranche B term loan at December 31, 2003 was paid in full in April 2004. As of the date of termination, there were no loans outstanding under the revolving credit facility and there was one letter of credit outstanding in the face amount of $8,608,320 which was cash collateralized. The Company was subject to various financial covenants, including a minimum borrowing availability, limitations on capital expenditures, minimum fixed charges coverage, maximum leverage ratios, minimum net worth and minimum earnings before interest, taxes, depreciation and amortization. No early termination or other penalties were incurred in connection with the termination of the Agreement.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2005
INTERNATIONAL STEEL GROUP INC.

By /s/ Carlos M. Hernandez

Name: Carlos M. Hernandez
Title: General Counsel and
Secretary